Filed Pursuant to Rule 424(b)(2)
SEC File No. 333-177265

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the common stock has become effective under the Securities Act of 1933. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted

Subject to Completion

Preliminary Prospectus Supplement dated November 28, 2011

PROSPECTUS    SUPPLEMENT

(To prospectus dated October 21, 2011)

3,500,000 Shares

Susser Holdings Corporation

Common Stock

We are selling 3,500,000 shares of our common stock. Sam L. Susser, our President and Chief Executive Officer, and certain other of our directors and officers, have informed us of their intention to purchase an aggregate of up to $1.5 million of the common stock being offered in this offering for investment purposes. Such purchase will be made at the public offering price.

Our shares trade on the Nasdaq Global Market under the symbol “SUSS.” On November 28, 2011, the last sale price of the shares as reported on the Nasdaq Global Market was $25.14 per share.

Investing in the common stock involves risks that are described in the “Risk Factors” section beginning on page S-14 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also exercise their option to purchase up to an additional 525,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement to cover overallotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2011.

Sole Book-Running Manager

BofA Merrill Lynch

Joint Lead Managers

BMO Capital Markets	Morgan Keegan

Senior Co-Managers

RBC Capital Markets	Wells Fargo Securities

Co-Managers

Imperial Capital	Sidoti & Company, LLC

The date of this prospectus supplement is                     , 2011.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters have authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us or the underwriters. We are not and the underwriters are not, making an offer to sell the common stock in any jurisdiction where an offer or sale is not permitted.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which contains more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized for use in connection with this offering and in the documents incorporated by reference herein, in the accompanying prospectus or any such free writing prospectus. We and the underwriters have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We and the underwriters are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus we have authorized for use in connection with this offering or any document incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations, and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our or the underwriters behalf, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

INDUSTRY AND MARKET DATA

In this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein, we rely on and refer to information and statistics regarding our industry, the size of certain markets and our position within the sectors in which we compete. Some of this market and industry data is based on independent industry publications or other publicly available information, while other information is based on our good faith estimates, which are derived from our review of internal surveys, and our management’s knowledge and experience in the markets in which we operate. Our estimates have also been based on information obtained from our customers, suppliers and other contacts in the markets in which we operate. Although we believe that these independent sources and our internal data are reliable as of their respective dates, the information contained in them has not been independently verified, and we cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data and the market share estimates set forth in this prospectus supplement, and beliefs and estimates based thereon, may not be reliable.

In this prospectus supplement, “South Texas” refers to Brownsville, Corpus Christi, Harlingen, Laredo, McAllen, Victoria and the surrounding communities. “West Texas” refers to Midland-Odessa, San Angelo, Lubbock and the surrounding communities. “Eastern New Mexico” refers to Lea County, Roswell and the surrounding communities.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain statements that are not of historical fact that we believe are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and are intended to enjoy protection under the safe harbor for forward-looking statements provided by that Act. These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected new store openings and new dealer locations, expected cost savings and benefits and plans regarding new restaurant openings are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	Competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors;

•	Volatility in crude oil and wholesale petroleum costs;

•	Wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking;

•	Intense competition and fragmentation in the wholesale motor fuel distribution industry;

•	The operation of our stores in close proximity to stores of our dealers;

•	Seasonal trends in the industries in which we operate;

•	Unfavorable weather conditions;

•	Cross-border risks associated with the concentration of our stores in markets bordering Mexico;

•	Inability to identify, acquire and integrate new stores;

•	Our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits;

•	Dangers inherent in storing and transporting motor fuel;

•	Pending or future consumer or other litigation;

•	Litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities;

•	Dependence on two principal suppliers for merchandise;

•	Dependence on two principal suppliers for motor fuel;

•	Dependence on suppliers for credit terms;

•	Dependence on senior management and the ability to attract qualified employees;

•	Acts of war and terrorism;

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•	Risks relating to our substantial indebtedness;

•	Dependence on cash flow generation from our subsidiaries;

•	Risks relating to our restrictive covenants in our debt instruments;

•	Dependence on our information technology systems;

•	Changes in accounting standards, policies or estimates;

•	Impairment of goodwill or indefinite lived assets; and

•	Other unforeseen factors.

For a discussion of these and other risks and uncertainties, please refer to the discussion under the caption “Risk Factors” appearing in this prospectus supplement and under “Part 1. Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ending January 2, 2011, as amended (the “2010 Annual Report”), which is incorporated by reference into this prospectus supplement. The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this prospectus supplement are based on, and include, our estimates as of the date of this prospectus supplement. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available in the future, except to the extent required by applicable law.

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SUMMARY

This summary highlights selected information about our company. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making a decision to invest in our common stock, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the risks set forth under the caption “Risk Factors” in this prospectus supplement and under the caption “Risk Factors” included in our 2010 Annual Report, which is incorporated by reference in this prospectus supplement. Unless the context otherwise requires, all references to “Susser,” “the Company,” “we,” “us,” and “our,” refer to Susser Holdings Corporation, our predecessors and our consolidated subsidiaries. We use a 52 or 53 week fiscal year, which ends on the Sunday closest to December 31. For example, references to “fiscal 2010” are to the 52 weeks ending January 2, 2011 and references to “fiscal 2009” are to the 53 weeks ending January 3, 2010. Unless otherwise specified, statements describing the numbers of store, restaurant or dealer locations, including whether those locations are owned or leased, currently operated or supplied by us in our operations are as of October 2, 2011.

Our Company

We are the largest non-refining operator in Texas of convenience stores based on store count and we believe we are the largest non-refining motor fuel distributor by gallons in Texas. Our operations include retail convenience stores and wholesale motor fuel distribution. Our retail segment operates 535 convenience stores in Texas, New Mexico and Oklahoma, 243 of which are fee properties we own. For the twelve months ended October 2, 2011, we sold 1.3 billion gallons of branded and unbranded motor fuel. We purchase fuel directly from refiners for distribution to our retail convenience stores, contracted independent operators of convenience stores (“dealers”), unbranded convenience stores and other end users. We believe our unique retail/wholesale business model, information technology, scale, foodservice and merchandising offerings, combined with our highly productive new store model and selective acquisition opportunities, position us for long-term growth in sales and profitability. Our stores are less reliant than the industry on lower margin product categories, such as motor fuel and cigarettes. We have generated positive merchandise same store sales growth for 22 consecutive fiscal years, averaging 5.3% per year for the last ten fiscal years.

For the twelve months ended October 2, 2011, we generated revenues, Adjusted EBITDA and net income attributable to Susser Holdings Corporation of $4,906.6 million, $159.5 million and $40.9 million, respectively. For the year ended January 2, 2011, we generated revenues, Adjusted EBITDA and net income attributable to Susser Holdings Corporation of $3,930.6 million, $120.0 million and $0.8 million, respectively. For an explanation of EBITDA and Adjusted EBITDA, reconciliations of EBITDA and Adjusted EBITDA to net income (loss) attributable to Susser Holdings Corporation and net cash provided by (used in) operating activities and a description of how management uses EBITDA and Adjusted EBITDA, see “—Summary Consolidated Financial and Operating Data.” For a description of the calculation and use of financial data for the twelve months ended October 2, 2011, see “—Summary Consolidated Financial and Operating Data.”

Our convenience stores offer a varied selection of food, beverage, snacks, grocery, motor fuel and non-food items and services intended to appeal to the convenience needs of our customers. As of October 2, 2011, 323 of our stores featured in-store restaurants making fresh food on the premises daily. Laredo Taco Company® is our proprietary in-house restaurant operation featuring breakfast tacos, lunch tacos, fried and rotisserie chicken and other hot food offerings targeted to the local populations in the markets we serve. We also operate franchises, such as sandwich and pizza, some of which are co-located with our proprietary restaurant. Additionally, we own and operate ATM and proprietary money order systems in most of our stores and also provide other services such as lottery, prepaid telephone cards and wireless services, movie rentals and 40 of our stores have car washes. For the twelve months ended October 2, 2011, our retail segment generated revenues,

Adjusted EBITDA and operating income of $3,458.2 million, $140.3 million and $97.4 million, respectively. For the year ended January 2, 2011, our retail segment generated revenues, Adjusted EBITDA and operating income of $2,823.9 million, $104.0 million and $62.8 million, respectively.

As a wholesale distributor of motor fuel, we purchase branded and unbranded motor fuel from refiners and distribute it through a combination of third-party transportation providers and our own transport fleet to all of our retail stores, 440 contracted dealer locations throughout Texas, Oklahoma and Louisiana and over 600 other end users. We own the real estate at 51 of our dealer locations, which we lease to independent operators. We believe we are among the largest distributors of Valero and Chevron branded motor fuel in the United States and we also distribute CITGO, Conoco, Exxon Mobil, Phillips 66, Shamrock, Shell and Texaco branded motor fuels. We receive a fixed fee per gallon on approximately 80% of our third-party wholesale gallons sold, which reduces the overall variability of our financial results. We believe our wholesale business complements our retail business by enabling us to leverage combined motor fuel purchases on more attractive terms. For the twelve months ended October 2, 2011, our wholesale segment generated third-party revenues, Adjusted EBITDA and operating income of $1,446.5 million, $24.8 million and $19.1 million, respectively. For the year ended January 2, 2011, our wholesale segment generated revenues, Adjusted EBITDA and operating income of $1,104.2 million, $21.5 million and $16.7 million, respectively. On October 3, 2011 we added 121 new contracted branded dealers to our wholesale network as part of our acquisition of the assets of Community Fuels of Texas, LP.

Industry Trends

We operate within the large and growing U.S. convenience store industry. According to the National Association of Convenience Stores (“NACS”), our industry has grown from $269.4 billion in total industry sales in 2000 to $575.6 billion in 2010, which represents a compounded annual growth rate (“CAGR”) of 7.9%. Additionally, convenience store sales in the past five years have grown at a higher CAGR than sales in many other retail segments, including drug stores, restaurants and grocery stores. The industry is highly fragmented, with independent single store sites accounting for 62.7% of the total number of convenience stores. Based on the most recently available data from 2010, larger operators with over 500 stores constituted only 13.4% of the total industry store count. We believe we will continue to benefit from several key industry trends and characteristics, including:

•	Increasing consumer demand for speed and convenience in daily shopping needs which is driving consumers to small box retailers;

•	Highly fragmented nature of the industry providing larger chain operators with significant scale advantage;

•	Continued opportunities to compete more effectively and grow through acquisitions as a result of continued industry consolidation;

•	Increased availability of food prepared on-site to address the growing consumer demand for on-the-go meal solutions; and

•	Increased profitability among top performing convenience stores driven by the growth of high margin foodservice businesses and leveraging investments in technology.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors and contribute to our continued success:

Leading Market Position in Highly Attractive Markets. We are the largest non-refining operator of convenience stores in Texas based on store count. We believe we operate approximately five times as many stores as our next largest convenience store competitor in the rapidly growing South Texas market and have a leading market position in the West Texas market. We believe our leading market position allows us to achieve more favorable merchandise and motor fuel procurement costs than our competitors and provides greater economies of scale.

The Texas unemployment rate remains below the average rate in the U.S and Texas continues to outpace all other states in population growth on an absolute basis. Approximately 60% of our convenience stores are located in South Texas, which includes high population growth areas (Brownsville and McAllen in the Rio Grande Valley and Laredo, respectively) and popular tourist destinations (Corpus Christi, Port Aransas and South Padre Island). We believe we are well positioned to capitalize on the growth in our markets by tailoring our merchandise mix, especially our foodservice offerings, and marketing strategy to the preferences of the local population. For example, our proprietary restaurant operation, Laredo Taco Company®, targets the Hispanic population, which continues to experience significant growth in our markets.

The economy in Texas, where the majority of our operations are conducted, continues to fare better than many other parts of the nation, partly buoyed by a relatively stable housing market and by strong population growth and job creation. Additionally, our business has remained generally more resilient than many other retail formats. We have reported positive comparable merchandise sales in 19 of the last 20 quarters, and expect to achieve our 23rd consecutive annual increase in same store merchandise sales in 2011. The strongest performing markets are benefiting from increased oil and gas drilling, which directly affects approximately 20% of our retail stores. For the past two years, we have also experienced an increase in diesel volumes sold, primarily attributable to increased freight driven by manufacturing, agriculture and oil and gas activity.

Differentiated Retail Strategy. We believe our retail strategy, which emphasizes merchandising, foodservice and technology, is superior to that of our competition. We believe that we are well positioned to continue to generate higher merchandise gross profit per store than the industry as we focus our in-store merchandise mix on attractive product categories, such as beverages and foodservice, which have higher growth and margin characteristics than certain other product categories such as cigarettes. Approximately 65% of our retail gross profit is generated in-store. Our food services continue to make a significant contribution to gross profits, contributing three times more than cigarettes. As a result of our differentiated strategy, our retail stores have produced positive annual merchandise same store sales growth for the last 22 fiscal years, averaging 5.3% for the last ten fiscal years. In addition, our merchandise and restaurant sales per store have increased from $1.0 million in 2005 to $1.6 million for the last twelve months ended October 2, 2011. Our new store model is almost twice the size of the typical “legacy” convenience store and features a comprehensive merchandise selection of approximately 2,800 to 3,300 SKUs, an in-store Laredo Taco Company® restaurant and large fountain and coffee bar presentations and our stores are larger than the industry average. Once mature, our new stores are contributing two to three times the store level cash flow of our typical legacy stores.

Innovative Information Systems and Technology Deployment. We believe our early adoption of technologically-advanced information systems and our continuous innovation in the tools we use to operate our business creates a competitive advantage for us that has supported our sustainable growth. To further improve our operating performance, we have deployed store level information systems in all of our stores that allow us to collect, analyze and adjust our business strategy. For example, we have had point-of-sale scanning in all of our stores since 2000 and are able to track sales and margin trends at the store and SKU level to adjust our merchandise mix and pricing strategy to meet local customer preferences and improve profitability. We also capture time-stamped transaction data which allows us to further optimize our merchandising programs, to reduce shortage/shrink, refine our labor scheduling to improve store direct labor ratios and help drive other efficiencies in our operations. For example, we believe this, and other initiatives, have contributed strongly to the reduction in merchandise inventory and cash shortage as a percentage of merchandise sales (excluding food service sales) by approximately 100 basis points since 2006, which has provided us with annualized cost savings of approximately $6.4 million.

Synergistic Retail-Wholesale Business Model. We believe our synergistic business model of operating both retail convenience stores and distributing wholesale motor fuel provides us with significant advantages over our competitors. Unlike many of our convenience store competitors, we are able to take advantage of combined motor fuel purchasing volumes to obtain attractive pricing and terms while reducing variability in motor fuel margins. Over the last 10 fiscal years, our third-party wholesale gallons from continuing operations grew at a CAGR of 6.7%. This volume growth, combined with the fixed fee per gallon we receive on approximately 80% of our third-party wholesale gallons sold, reduces the overall variability of our financial results. Since January 2, 2005, we have grown our number of dealer locations from 333 to 561, which includes the October 3, 2011 acquisition of the assets of Community Fuels of Texas, LP. Additionally, we offer our dealers the ability to participate in various merchandise and services programs developed, in part, in conjunction with our retail segment. This allows us to take advantage of additional scale when negotiating terms with our suppliers, and these value-added programs allow us to attract additional dealers to our network while differentiating us from traditional motor fuel distributors.

Experienced Management Team Committed to Delivering Strong Growth and Performance. Our management team, led by President and Chief Executive Officer Sam L. Susser, has a proven track record of driving revenue growth and strong operating performance of the business. Sam L. Susser joined us in 1988, when we operated five stores and had annual revenues of $8.4 million. Our retail store count has increased to 535 stores as of October 2, 2011 and our revenues have increased to $4.9 billion for the twelve months ended October 2, 2011. Over the last five fiscal years, we grew our merchandise sales and Adjusted EBITDA at CAGRs of 19.6% and 17.1% respectively. Our management team has successfully completed 13 significant acquisitions in the last 23 years. Our management team has an average tenure with us and in the convenience store industry and in the retail industry of 13 years, 19 years and 23 years, respectively and currently beneficially owns more than 16% of our common stock.

Our Strategy

Our strategy is to continue to increase sales and profitability through the successful implementation of our operating plan, which includes growing our retail and wholesale operations in existing and contiguous markets. Specific elements of our strategy include:

Expand Our Retail and Wholesale Operations. We have opened or acquired 253 new retail stores and added 195 new dealer locations, on a gross basis, from January 2006 through October 2, 2011. We acquired another 121 wholesale dealer contracts on October 3, 2011. We have consistently generated strong returns on investment from our new retail stores. The 82 new stores we have constructed since 1999 that have been open for more than 36 months (which we consider mature) have, as a group, delivered an average unlevered return on investment of approximately 26% for the twelve months ended October 2, 2011. Our new store model averages approximately 5,500 square feet and is built on a larger lot, which provides for a greater number of easily accessible parking places and larger fueling facilities, and generates two to three times the cash flows of our legacy stores. It features our extensive selection of convenience merchandise and beverages, as well as one or more of our proprietary foodservice offerings. We are focused on new retail sites that are located in convenient, high-traffic areas such as major intersections and along interstates and highways. We added 14 new retail convenience stores in 2010, have built or acquired 17 new stores in 2011 to date (and expect to open two to three more by year end) and plan to further accelerate new store growth with 25 to 30 store openings in 2012. We will continue to invest in our existing landbank of approximately 30 sites, which we will partly utilize to accelerate new store growth. We also plan to continue to increase our wholesale distribution operations by 25 to 35 dealer locations per year, which requires minimal capital expenditures. We will continue to focus our growth on existing and contiguous markets where demographics and overall market characteristics are similar to our markets. We typically close two to six underperforming retail sites and close or otherwise terminate our contracted supply relationships with 10 to 15 wholesale sites per year.

Expand and Enhance Our Proprietary Restaurant Offering. Laredo Taco Company®, our proprietary foodservice offering, is located in 309 of our stores. We believe this foodservice offering gives us a valuable competitive advantage that differentiates us from other convenience stores. Laredo Taco Company® offers both breakfast and lunch tacos, fried and rotisserie chicken and other hot food offerings, all prepared in our in-store kitchens. Another 14 of our stores offer only non-proprietary prepared food concepts, such as sandwich and pizza franchises. Some of our restaurants are open for dinner, and a few of our restaurants on highway locations are open 24-hours a day. Laredo Taco Company® produces higher gross profit margins than most other merchandise categories and approximately 72% of its transactions include complementary merchandise purchases, such as higher margin beverages and snacks. In locations with a Laredo Taco Company®, many of which are our large format stores, the average number of customer transactions is at least 50% greater than in our non-restaurant stores and we believe our Laredo Taco Company® customers visit our stores with approximately 40% more frequency than our other customers. Going forward, we plan to continue to open Laredo Taco Company® restaurants in most new Stripes® stores.

Continue to Enhance the Operating Performance of Our Stores. We believe we are well-positioned to continue to grow our merchandise same store sales by increasing our brand awareness and loyalty, and providing a convenient shopping experience in a clean setting offering proprietary foodservice and private label products. In addition to improving same store sales, we continue to realize market share gains and we believe our favorable retail mix positions us for future margin growth in the long term. Our company benefits from our higher growth and stronger margin foodservice business that offsets our narrowing cigarettes margins. Furthermore, our growing portfolio of private label items appeals to value-conscious consumers and often provides higher margins compared to the branded products we offer. Our management systems obtain detailed store level sales and volume data, and with price scanning and point of sale technology, we review and adjust pricing and merchandising strategies accordingly. We expect to continue to generate efficiencies from the technological advantages of these systems and from other major information technology implementations. Finally, we continue to realize savings from improved scale and increased buying leverage as a result of our Town & Country acquisition in 2007, new retail store openings and growth of our wholesale business.

Pursue Acquisitions in Existing and Contiguous Markets. We have completed 13 significant acquisitions in the last 23 years and our unique retail/wholesale business model provides us with strategic flexibility to acquire chains with both retail and wholesale dealer locations. Most recently, we acquired the assets of Community Fuels of Texas, LP., which included the fuel supply contracts to 121 dealer locations and fuel supply rights to 24 commercial accounts. We believe this acquisition experience and our scalable infrastructure forms a strong platform for future growth through acquisitions and we plan to selectively pursue acquisition opportunities within the highly fragmented convenience store industry. We will focus on existing and contiguous markets where demographics and overall market characteristics are similar to our existing markets. With approximately 20,000 convenience stores operating in Texas, Louisiana, New Mexico and Oklahoma, we believe there are significant opportunities to further penetrate our existing markets and selectively expand into new contiguous markets. This region has been under intense competitive pressure from hypermarkets and other supermarket operators, making the region ripe for continued consolidation as weaker competitors exit the business. In addition, greater merchandise and fuel purchasing scale benefits, as well as improvements in technology provide an added incentive for consolidation of smaller competitors than in the past.

Risks Associated with Our Business

Our business is subject to numerous risks, as discussed more fully in our 2010 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. In particular, our business is impacted by the following risks and uncertainties:

•	Competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors;

•	Volatility in crude oil and wholesale petroleum costs;

•	Wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking;

•	Intense competition and fragmentation in the wholesale motor fuel distribution industry;

•	The operation of our stores in close proximity to stores of our dealers;

•	Seasonal trends in the industries in which we operate;

•	Unfavorable weather conditions;

•	Cross-border risks associated with the concentration of our stores in markets bordering Mexico;

•	Inability to identify, acquire and integrate new stores;

•	Our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits;

•	Dangers inherent in storing and transporting motor fuel;

•	Pending or future consumer or other litigation;

•	Litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities;

•	Dependence on two principal suppliers for merchandise;

•	Dependence on two principal suppliers for motor fuel;

•	Dependence on suppliers for credit terms;

•	Dependence on senior management and the ability to attract qualified employees;

•	Acts of war and terrorism;

•	Risks relating to our substantial indebtedness;

•	Dependence on cash flow generation from our subsidiaries;

•	Risks relating to our restrictive covenants in our debt instruments;

•	Dependence on our information technology systems;

•	Changes in accounting standards, policies or estimates;

•	Impairment of goodwill or indefinite lived assets; and

•	Other unforeseen factors.

Corporate Information

Susser Holdings Corporation, a Delaware corporation, was incorporated in May 2006. Our principal executive offices are located at 4525 Ayers Street, Corpus Christi, Texas 78415, and our telephone number is (361) 884-2463. Our website address is www.susser.com. The information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock offered by us	3,500,000 shares

Shares outstanding after this offering	20,517,026 shares.

Underwriters’ overallotment option	525,000

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses and without exercise of the overallotment option, will be approximately $ million. We intend to use these net proceeds for growth capital for new store development and general corporate purposes, which may include opportunistic debt reduction, from time to time, based on market conditions. See “Use of Proceeds.”

Conflicts of interest	While we have no current plans to do so, we may use part of the proceeds of this offering to repay any borrowings under our revolving credit facility. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation and Wells Fargo Securities, LLC are lenders under our revolving credit facility, and would receive part of the proceeds of this offering by reason of such repayment. If Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation and Wells Fargo Securities, LLC receive more than 5% of the net proceeds of this offering by reason of such repayment it would be deemed to a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority. Therefore this offering will be conducted in accordance with Rule 5121. See “Underwriting—Conflicts of Interest.”

Risk factors	See the risks set forth under the caption “Risk Factors” in this prospectus supplement and under the caption “Risk Factors” in our 2010 Annual Report, which is incorporated by reference in this prospectus supplement, and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The NASDAQ Global Market trading symbol	“SUSS”

The shares to be outstanding after the offering is based on 17,017,026 shares outstanding as of November 7, 2011. The number of shares outstanding as of November 7, 2011 after giving effect to this offering includes 233,073 shares of restricted stock granted under our 2006 Long Term Incentive Plan, but excludes options to purchase 818,284 shares at a weighted average option price of $12.27 per share, and 243,700 restricted stock units issued under such plan. Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters’ overallotment option is not exercised. If the overallotment option is exercised in full, we will issue and sell an additional 525,000 shares.

Summary Consolidated Financial and Operating Data

The following table sets forth our summary consolidated financial data and store operating data for the periods indicated. The summary consolidated statement of operations data for each of the fiscal years ended on the Sunday nearest to December 31, 2008, 2009 and 2010, respectively, and our summary consolidated balance sheet data as of the Sunday nearest to December 31, 2009 and 2010, are derived from our audited consolidated financial statements included in our 2010 Annual Report and incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of the Sunday nearest to December 31, 2008 presented in this table has been derived from our audited consolidated financial statements not included in our 2010 Annual Report. The summary consolidated statement of operations data for the nine months ended October 3, 2010 and October 2, 2011 and the summary consolidated balance sheet data as of October 2, 2011 have been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended October 2, 2011 and incorporated by reference in this prospectus supplement. The summary consolidated balance sheet data as of October 3, 2010 has been derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended October 3, 2010, which is not incorporated by reference into this prospectus supplement. In the opinion of our management, the nine month data includes normal recurring adjustments necessary for a fair statement of the results for those interim periods.

The unaudited consolidated statement of operations data for the twelve months ended October 2, 2011 has been calculated by subtracting the data for the nine months ended October 3, 2010, from the data for the year ended January 2, 2011, and adding the data for the nine months ended October 2, 2011. This presentation is not in accordance with generally accepted accounting principles, or U.S. GAAP.

Historical results are not necessarily indicative of the results to be expected in the future. You should read the following summary consolidated financial information together with, and it is qualified in its entirety by reference to, “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in our 2010 Annual Report and in our Quarterly Reports on Form 10-Q that are incorporated by reference into this prospectus supplement.

	Fiscal Year Ended			Nine Months Ended		Twelve Months Ended
	December 28, 2008	January 3, 2010(1)	January 2, 2011	October 3, 2010	October 2, 2011	October 2, 2011(2)
	(dollars and gallons in thousands, except per gallon data)
Statement of Operations Data:
Revenues:
Merchandise sales	$729,857	$784,424	$806,252	$606,332	$662,922	$862,842
Motor fuel sales	3,474,222	2,481,459	3,081,351	2,285,180	3,199,947	3,996,118
Other	36,566	41,425	43,027	31,569	36,166	47,624

Total revenues	4,240,645	3,307,308	3,930,630	2,923,081	3,899,035	4,906,584
Gross profit:
Merchandise	250,642	261,084	270,683	203,106	224,496	292,073
Motor fuel	151,490	125,228	161,629	128,062	168,978	202,545
Other	35,278	41,067	40,790	29,732	34,590	45,648

Total gross profit	437,410	427,379	473,102	360,900	428,064	540,266
Selling, general and administrative expenses(3)	330,660	338,525	355,915	266,774	295,691	384,832
Depreciation, amortization and accretion	40,842	44,382	43,998	33,087	34,807	45,718
Other operating and miscellaneous (income) expense(4)	(221)	2,496	3,370	1,022	1,846	4,194
Interest expense, net	39,256	38,103	64,039	53,945	30,391	40,485
Income tax expense	10,396	1,805	4,994	4,021	23,171	24,144

Net income attributable to Susser Holdings Corporation	$16,447	$2,068	$786	$2,051	$42,158	$40,893

Other Financial Data:
EBITDA(8)	$106,971	$86,358	$113,817	$93,104	$130,527	$151,240
Adjusted EBITDA(8)	110,648	92,248	120,009	95,864	135,384	159,529
Adjusted EBITDAR(8)	145,268	129,147	162,632	127,461	169,565	204,736
Cash provided by (used in):
Operating activities	51,585	50,065	97,933	90,085	101,870	109,718
Investing activities	(43,459)	(53,319)	(53,699)	(30,597)	(86,252)	(109,354)
Financing activities	(7,673)	12,946	(14,267)	(13,792)	13,926	13,451
Capital expenditures, net(5)	33,003	48,240	49,402	29,964	86,248	105,686

	Fiscal Year Ended						Nine Months Ended
	December 28, 2008		January 3, 2010(1)		January 2, 2011		October 3, 2010		October 2, 2011
	(dollars and gallons in thousands, except per gallon data)
Operating Data:
Number of retail stores (end of period)	512		525		526		525		535
Number of wholesale contracted locations supplied (end of period)	372		390		431		383		440
Average per retail store per week:
Merchandise revenue	$27.6		$28.6		$29.6		$29.7		$32.1
Motor fuel gallons	26.1		26.7		27.3		27.5		28.6
Merchandise same store sales growth(6)	6.6%		3.3%		4.0%		3.0%		6.3%
Merchandise margin, net of shortages	34.3%		33.3%		33.6%		33.5%		33.9%
Motor fuel gallons sold—retail	677,308		719,649		735,763		553,333		585,490
Motor fuel gallons sold—wholesale(7)	486,516		494,821		494,209		370,957		379,027
Average retail motor fuel price per gallon	$3.18		$2.23		$2.70		$2.67		$3.51
Retail motor fuel gross profit cents per gallon	17.8	¢	14.6	¢	18.4	¢	19.6	¢	24.8	¢
Retail credit card cents per gallon	4.2	¢	3.5	¢	4.4	¢	4.3	¢	5.6	¢
Wholesale motor fuel gross profit cents per gallon	6.4	¢	4.1	¢	5.3	¢	5.3	¢	6.2	¢

	December 28, 2008		January 3, 2010(1)		January 2, 2011		October 3, 2010		October 2, 2011
	(dollars in thousands)
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,284		$17,976		$47,943		$63,672		$77,487
Total assets	824,356		873,018		914,339		917,466		1,030,497
Total debt	408,599		420,919		431,306		431,257		451,016
Susser Holdings Corporation Shareholders’ equity	$204,247		$209,648		$213,790		$213,949		$253,399

(1)	Fiscal 2009 contains 53 weeks of operations for the retail segment, while all other fiscal years reported and referenced contain 52 weeks.
(2)	The statement of operations data for the twelve months ended October 2, 2011, which are unaudited, have been calculated by subtracting the data for the nine months ended October 3, 2010 from the data for the year ended January 2, 2011, and adding the data for the nine months ended October 2, 2011. This presentation is not in accordance with U.S. GAAP. We believe that this presentation provides useful information to investors regarding our recent financial performance and we view this presentation of the four most recently completed quarters as a key measurement period for investors to assess our historical results. In addition, our management uses trailing four quarter financial information to evaluate the financial performance of the company for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(3)	Includes non-cash stock based compensation expense.
(4)	Other operating and miscellaneous expenses include loss (gain) on disposal of assets and impairment charges, noncontrolling interest of our consolidated subsidiary and other miscellaneous non-operating income.
(5)	Gross capital expenditures less proceeds from sale/leaseback transactions and asset disposals.
(6)	We include a store in the same store sales base in its thirteenth full month of operation. Adjusted to eliminate the impact of the 53rd week in 2009.

(7)	Excludes inter-company sales to our retail segment.
(8)	We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreement and indentures.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as performance and liquidity measures under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures and for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements, and;

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Fiscal Year Ended			Nine Months Ended		Twelve Months Ended
	December 28, 2008	January 3, 2010	January 2, 2011	October 3, 2010	October 2, 2011	October 2, 2011
	(dollars in thousands)
Net income attributable to Susser Holdings Corporation	$16,477	$2,068	$786	$2,051	$42,158	$40,893
Depreciation, amortization and accretion	40,842	44,382	43,998	33,087	34,807	45,718
Interest expense, net	39,256	38,103	64,039	53,945	30,391	40,485
Income tax expense	10,396	1,805	4,994	4,021	23,171	24,144

EBITDA	$106,971	$86,358	$113,817	$93,104	$130,527	$151,240
Non-cash stock based compensation	3,946	3,433	2,825	1,771	3,015	4,070
Loss on disposal of assets and impairment charge	9	2,402	3,193	864	1,621	3,949
Other miscellaneous expense	(278)	55	174	125	221	270

Adjusted EBITDA	$110,648	$92,248	$120,009	$95,864	$135,384	$159,529
Rent	34,620	36,899	42,623	31,597	34,181	45,207

Adjusted EBITDAR	$145,268	$129,147	$162,632	$127,461	$169,565	$204,736

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Fiscal Year Ended			Nine Months Ended		Twelve Months Ended
	December 28, 2008	January 3, 2010	January 2, 2011	October 3, 2010	October 2, 2011	October 2, 2011
	(dollars in thousands)
Net cash provided by operating activities	$51,585	$50,065	$97,933	$90,085	$101,870	$109,718
Changes in operating assets & liabilities	12,236	5,861	(11,681)	(24,671)	(463)	12,527
Amortization of deferred financing fees	(2,913)	(3,095)	(2,773)	(2,495)	(1,981)	(2,259)
Loss on disposal of assets and impairment charge	(9)	(2,402)	(3,193)	(864)	(1,621)	(3,949)
Non-cash stock based compensation	(3,946)	(3,433)	(2,825)	(1,771)	(3,015)	(4,070)
Noncontrolling interest	(48)	(39)	(3)	(33)	(4)	26
Deferred income tax	(106)	(1,124)	(11,032)	(3,633)	(17,544)	(24,943)
Amortization of debt premium/discount, net	520	617	(193)	(31)	(509)	(671)
Early extinguishment of debt	—	—	(21,449)	(21,449)	—	—
Excess tax benefits from stock-based compensation	—	—	—	—	232	232
Interest expense, net	39,256	38,103	64,039	53,945	30,391	40,485
Income tax expense	10,396	1,805	4,994	4,021	23,171	24,144

EBITDA	$106,971	$86,358	$113,817	$93,104	$130,527	$151,240
Non-cash stock based compensation	3,946	3,433	2,825	1,771	3,015	4,070
Loss on disposal of assets and impairment charge	9	2,402	3,193	864	1,621	3,949
Other miscellaneous	(278)	55	174	125	221	270

Adjusted EBITDA	$110,648	$92,248	$120,009	$95,864	$135,384	$159,529
Rent	34,620	36,899	42,623	31,597	34,181	45,207

Adjusted EBITDAR	$145,268	$129,147	$162,632	$127,461	$169,565	$204,736

RISK FACTORS

You should carefully consider the risks described below and under the caption “Risk Factors” included in our 2010 Annual Report, which is incorporated by reference in this prospectus supplement and accompanying prospectus, before making a decision to invest in our common stock. The risks and uncertainties described below and in our 2010 Annual Report are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, could negatively impact our results of operations or financial condition in the future. If any of such risks actually occur, our business, financial condition or results of operations could be materially affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Factors Related to the Offering

The market price for our common stock may be volatile, which could cause the value of your investment to decline.

The market price for our common stock may be volatile, and you may not be able to resell your shares of common stock at or above the offering price. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. There currently is an active public market for our common stock, but an active public market for our common stock may not continue after the offering. If a market does not continue, you may not be able to sell your common stock at or above the offering price or at all. The offering price will be determined by negotiation between us and the underwriters based upon a number of factors and may not be indicative of future market prices for our common stock. This could result in substantial losses for investors. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:

•	quarterly and seasonal variations in operating results;

•	changes in financial estimates and investment recommendations or ratings by securities analysts relating to our common stock;

•	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;

•	publicity about our company, our services and systems or our competitors in general;

•	additions or departures of key personnel;

•	regulatory developments and initiatives relating to the convenience store and motor fuel industries;

•	any future sales of our common stock or other securities; and

•	stock market price and fluctuations in trading volume of publicly-traded companies in general and companies that operate in our industry in particular.

Our share price may decline due to the large number of shares eligible for future sale.

Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.

As of November 7, 2011, there were 17,017,026 shares of our common stock outstanding. After giving effect to the common stock to be sold in this offering, 11,286,622 shares (or 11,811,622 shares if the overallotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining 9,230,404 shares of common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act. In December 2006 and June 2008, we filed registration statements under the Securities Act to register the shares of common stock to be issued under our stock incentive and employee purchase plans and, as a result, all shares of common stock purchased by our employees or acquired upon exercise of stock options and other equity-based awards granted under these plans are also freely tradable under the Securities Act unless purchased by our affiliates. A total of 2,637,277 shares of common stock and 750,000 shares of common stock are reserved for issuance under our 2006 Long Term Incentive Plan and our Employee Stock Purchase Plan, respectively. As of November 7, 2011, 233,073 shares of restricted stock, 243,700 restricted stock units, and options to purchase 818,284 shares at a weighted average option price of $12.27 per share have been granted and are currently outstanding under our 2006 Long Term Incentive Plan and 72,858 shares of common stock have been purchased by our employees under our Employee Stock Purchase Plan.

In addition, our existing stockholders have the right under certain circumstances to require that we register their shares for resale. As of November 7, 2011, these registration rights applied to the 9,349,162 shares of our outstanding common stock owned by Wellspring Capital Partners III, L.P. (“WCP III”), Stripes Holdings, L.P. (“Stripes LP”), Sam L. Susser and members of senior management that are not being sold in this offering. 6,604,882 of those shares owned by WCP III and Stripes LP have been registered.

We, our directors and our executive officers and WCP III and certain of its affiliates, have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated before                 , 2012. Following the expiration of this 90-day lock-up period (which may be extended), all of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144.

Because we do not intend to pay dividends, stockholders will benefit from an investment in shares of our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our future cash flows, if any, to finance the operation and growth of our business and, therefore, do not expect to pay any cash dividends in the foreseeable future. As a result, stockholders will benefit from an investment in shares of our common stock only if it appreciates in value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which stockholders have purchased their shares. In addition, the terms of our credit facility and the indenture governing our 8.5% senior notes due 2016 limit our ability to pay dividends on our common stock.

Wellspring Capital Partners III, L.P. and certain affiliates and members of our board of directors and senior management collectively own a significant amount of our common stock. This concentrated ownership may affect matters submitted to stockholder votes.

After giving effect to this offering, WCP III, together with certain of its affiliates, will own, collectively, approximately 32.2% of our common stock without giving effect to the exercise of the overallotment option. Sam L. Susser, our President and Chief Executive Officer and a director, and our other directors and executive officers will own, collectively, directly or indirectly 2,957,713 shares, or approximately 14.4%, of our common stock without giving effect to the exercise of the overallotment option.

Consequently, WCP III and its affiliates and Mr. Susser and other members of senior management each have significant influence in matters submitted to the vote of stockholders and, should they choose to act as a group, may exercise control over the outcome of certain stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation, and the approval of mergers and other significant corporate transactions. This level of concentrated ownership may also have the effect of delaying or preventing a change in the management or voting control of Susser Holdings Corporation and the interests of these various stockholders may not be aligned with yours.

Anti-takeover provisions in our certificate of incorporation, our bylaws and Delaware law could prohibit a change of control that our stockholders may favor and could negatively affect our stock price.

Provisions in our certificate of incorporation and our bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. Our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt without further stockholder approval;

•	classify the board of directors into staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•

limit who may call special meetings to a stockholder that, together with any of its affiliates joining such request, owns at least 20% of the voting power of all shares of the Company entitled to vote;

•

establish advance notice requirements that require any stockholder that wants to propose any matter that can be acted upon by stockholders at a stockholders’ meeting, including the nomination of candidates for election to the board of directors; and

•	require super-majority voting to effect amendments to any of the anti-takeover provisions in our certificate of incorporation or bylaws described above.

We are also subject to the provisions of Section 203 of the Delaware General Corporate Law, which limits business combination transactions with stockholders of 15% or more of our outstanding voting stock that our board of directors has not approved. These provisions and other similar provisions make it more difficult for stockholders or potential acquirers to acquire us without negotiation. These provisions may apply even if some stockholders may consider the transaction beneficial to them.

These provisions could limit the price that investors are willing to pay in the future for shares of our common stock. These provisions might also discourage a potential acquisition proposal or tender offer, even if the acquisition proposal or tender offer is at a premium over the then current market price for our common stock.

Because we will have broad discretion and flexibility in how the net proceeds from this offering are used, we may use the net proceeds in ways in which you disagree.

We currently intend to use the net proceeds from this offering for growth capital for new store development and general corporate purposes, which may include opportunistic debt reduction, from time to time, based on market conditions. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

If we become a U.S. real property holding corporation, special tax rules may apply to a sale, exchange or other disposition of common stock by non-U.S. holders, and those holders may be less inclined to invest in our stock as they may be subject to U.S. federal income tax in certain situations.

A non-U.S. holder will be subject to U.S. federal income tax with respect to gain recognized on the sale, exchange or other disposition of our common stock if we were a “U.S. real property holding corporation,” or a “USRPHC,” at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such non-U.S. holder held our common stock (such applicable shorter period, the “lookback period”). In general, we would be a USRPHC if the fair market value of our U.S. real property interests, as such term is defined for U.S. federal income tax purposes, equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in our trade or business. Based on our best estimate, we believe we are not a USRPHC currently, but there is a significant risk that we may become a USRPHC in the future. However, because the determination of whether we are a USRPHC is fact specific and depends on the composition of our assets and other factors, some of which may be beyond our control (including, for example, fluctuations in the value of our assets), it is difficult to determine or predict whether we will become a USRPHC. If we become a USRPHC, so long as our common stock is regularly traded on an established securities market (such as NASDAQ), only a non-U.S. holder who, actually or constructively, holds or held during the lookback period more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

USE OF PROCEEDS

We estimate that the proceeds we will receive from the sale of common stock in this offering will be approximately $         million, after deducting underwriting discounts and estimated offering expenses. If the underwriters’ overallotment option is exercised in full, we estimate our net proceeds will be approximately $         million.

We intend to use the net proceeds from this offering for growth capital for new store development and general corporate purposes which may include opportunistic debt reduction, from time to time, based on market conditions.

CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF COMMON STOCK

The following summary describes certain material U.S. federal income and estate tax consequences as of the date of this prospectus supplement of the ownership and disposition of our common stock by a “non-U.S. holder” (as defined below). This discussion is not intended to be a comprehensive description of all aspects of U.S. federal income and estate taxes and does not address foreign, state and local tax consequences that may be relevant to non-U.S. holders generally or in light of their personal circumstances. Special rules that are not addressed in this discussion may apply to a non-U.S. holder subject to special tax treatment under U.S. federal income tax laws, such as “controlled foreign corporations,” “passive foreign investment companies,” insurance companies, tax-exempt organizations, financial institutions, traders, broker dealers, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. expatriates, or persons that hold our common stock as part of a synthetic security, straddle or hedge or a conversion, constructive sale, wash sale or other integrated transaction. Non-U.S. holders are urged to consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them. This summary only addresses a non-U.S. holder that purchases our common stock pursuant to this offering and holds our common stock as a capital asset (generally, investment property).

If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner or partnership level. If you are a partner of a partnership holding our common stock, you are urged to consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and U.S. Treasury regulations, administrative rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed or subject to differing interpretations, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those discussed below. Except where noted, this discussion does not address any aspect of U.S. federal gift or estate tax, or state, local or foreign tax laws.

You are urged to consult your own tax advisor concerning the particular U.S. federal income and estate tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Non-U.S. Holders

As used in this prospectus, the term non-U.S. holder means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is not:

•	a citizen or resident of the United States;

•	a corporation (or entity taxed as a corporation for such purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	a partnership (including an entity or arrangement classified as a partnership for such purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code have the authority to control all substantial decisions of the trust; or

•	a trust that existed on August 20, 1996, was treated as a United States person on August 19, 1996, and validly elected to be treated as a United States person.

An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of a nonresident alien, by, among other ways, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, an individual would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were citizens of the United States.

Taxation of the Common Stock

Dividends. In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you timely provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN) prior to payment of the dividend. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current earnings and profits for the year of the distribution or accumulated earnings and profits through the date of the distribution, in each case as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing, but not below zero, your basis in your shares of common stock and any remainder will constitute a gain from the disposition of your shares of common stock (which is discussed below).

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. federal withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, this type of “effectively connected income” may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Disposition of Common Stock. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by you;

•	you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale or other disposition and other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a U.S. Real Property Holding Corporation, or USRPHC, at any time within the shorter of the five-year period preceding the sale or other disposition or the period you held our common stock.

If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the net gain derived from the sale or other disposition at the same graduated individual or corporate rates applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if you are a corporation, the “branch profits tax” described above may also apply. If you are described in the second bullet point above, except as otherwise provided by an applicable income tax treaty, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses recognized in the taxable year of the sale (even if you are not considered a resident of the United States under the Code).

In general, we will be treated as a USRPHC if the fair market value of our U.S. real property interests equals or exceeds 50% of the total fair market value of our U.S. real property interests, interests in real property located outside the United States, and other assets used or held in our business. Based on our best estimate of the fair market value of our U.S. real property interests (relative to the fair market value of our worldwide real property interests and our other assets used or held for use in our trade or business), we believe we are not a USRPHC currently but there is a risk that we may become a USRPHC in the future. However, because the determination of whether we are a USRPHC is fact specific and depends on the composition of our assets and other factors, some of which may be beyond our control (including, for example, fluctuations in the value of our assets), it is difficult to determine or predict whether we are or will become a USRPHC.

If we are, or were to become, a USRPHC, you may be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of our common stock at the same graduated individual or corporate rates applicable to United States persons and the person acquiring our common stock from you may have to withhold 10% of the amount of the proceeds of the disposition. However, even if we were to become a USRPHC, U.S. federal income tax generally would not apply to gains recognized upon a disposition of our common stock by a non-U.S. holder which did not directly or indirectly own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the period the non-U.S. holder held our common stock (and which gain is not otherwise taxed under any other circumstances described above), if our common stock had been regularly traded on an established securities market at any time during the calendar year of the disposition. Our shares of common stock are currently traded on The NASDAQ Global Market. Although not free from doubt, our common stock should be considered to be regularly traded on an established securities market for any calendar quarter during which it is regularly quoted on The NASDAQ Global Market by brokers or dealers that hold themselves out to buy or sell our common stock at the quoted price. However, our common stock will not be considered to be regularly traded for any quarter if at any time during such quarter 100 or fewer persons own 50% or more of the outstanding shares of our common stock. Because the rules relating to the definition of a more than 5% stockholder are complex, and may include situations where stock is owned by related or affiliated parties, non-U.S. holders who believe they may directly or indirectly own more than 5% of our common stock are especially urged to consult their own tax advisors.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The applicable withholding agent must report annually to the IRS the amount of dividends or other distributions paid to you on your shares of common stock and the amount of any tax withheld on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty or other agreement.

The United States imposes a backup withholding tax (currently at a rate of 28% and scheduled to increase to 31% in 2013) on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide to the applicable withholding agent proper certification (usually on an IRS Form W-8BEN or IRS Form W-8ECI) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of common stock outside the United States through a non-U.S. office of a non-U.S. broker that does not have certain specified connections to the United States. However, if you sell your shares of common stock through a United States broker or the United States office of a non-U.S. broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also backup withhold on that amount unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting (and backup withholding if the appropriate certification is not provided) also apply if you sell your shares of common stock through a non-U.S. broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of common stock under the backup withholding rules will be refunded to you by the IRS or credited against your U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Recently-Enacted Federal Tax Legislation

Under legislation enacted in 2010 and recent guidance from the IRS, the relevant withholding agent generally will be required to withhold 30% of any dividends on our common stock paid after December 31, 2013 and the gross proceeds from a sale of our common stock paid after December 31, 2014 to (i) a “foreign financial institution” unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a “non-financial foreign entity” that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. If payment of this withholding tax is made, non-U.S. holders that are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes with respect to such dividends or proceeds will be required to seek a credit or refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. holders should consult their own tax advisers regarding the particular consequences to them of this legislation and guidance.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
BMO Capital Markets Corp.
Morgan Keegan & Company, Inc.
RBC Capital Markets Corporation
Wells Fargo Securities, LLC
Imperial Capital, LLC
Sidoti & Company, LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

In addition, Sam L. Susser, our President and Chief Executive Officer, E.V. Bonner, Jr., our Executive Vice President, Secretary and General Counsel, Steven C. DeSutter, our Executive Vice President and President and CEO—Retail Operations, Mary E. Sullivan, our Executive Vice President, Chief Financial Officer and Treasurer, Bruce Krysiak, a member of our board of directors, and David P. Engel, a member of our board of directors, have indicated an interest in purchasing, either directly or through entities wholly controlled by them, an aggregate of up to $1.5 million of our common stock in this offering. We have directed the underwriters to sell to Messrs. Susser, Bonner, DeSutter, Krysiak and Engel and Ms. Sullivan such number of shares in this offering, subject to the allocation results of this offering. The sale of shares to Messrs. Susser, Bonner, DeSutter, Krysiak and Engel and Ms. Sullivan will be on the same terms as the other shares being offered in this offering, except that such shares will be subject to a lock-up of 90 days pursuant to the terms of the lock-up agreements between the underwriters and Messrs. Susser, Bonner, DeSutter, Krysiak and Engel and Ms. Sullivan. Any purchase by Messrs. Susser, Bonner, DeSutter, Krysiak and Engel and Ms. Sullivan (either directly or through entities wholly controlled by them) will increase their beneficial ownership in our common stock after the offering and decrease the number of shares available for sale to the general public. If such shares are not purchased by Messrs. Susser, Bonner, DeSutter, Krysiak and Engel and Ms. Sullivan and their affiliates, they will be offered by the underwriters to the general public on the same basis as the other common stock in this offering.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Susser	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $350,000 and are payable by us.

Overallotment Option

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 525,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and WCP III and certain of its affiliates have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 90 days after the date of this prospectus supplement without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the sale of any common stock,

•	lend or otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Nasdaq Global Market Listing

The shares are listed on the Nasdaq Global Market under the symbol “SUSS.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representative may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute copies of this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. BMO Capital Markets Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC acted as joint book running managers in connection with the issuance of our 8.5% Senior Notes due 2016 in May 2010 and Morgan Keegan & Company, Inc. and RBC Capital Markets Corporation acted as initial purchasers. Bank of America, N.A. is the administrative agent and a lender, and Merrill Lynch, Pierce, Fenner & Smith Incorporated is a joint lead arranger and joint bookrunner, under our $120 million revolving credit facility. Bank of America, N.A. is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Bank of Montreal is a joint lead arranger, joint bookrunner and documentation agent under our $120 million revolving credit facility. Bank of Montreal is an affiliate of BMO Capital Markets Corp. Wells Fargo Bank, National Association is a joint lead arranger, syndication agent and joint bookrunner under our $120 million revolving credit facility. Wells Fargo Bank, National Association is an affiliate of Wells Fargo Securities, LLC. Royal Bank of Canada and Regions Bank are lenders under our $120 million revolving credit facility and are affiliates of RBC Capital Markets Corporation and Morgan Keegan & Company, Inc., respectively.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

While we do not currently have any outstanding borrowings under our revolving credit facility, we may use part of the proceeds of this offering to repay any borrowings. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation and Wells Fargo Securities, LLC are lenders under our revolving credit facility, and would receive part of the proceeds of this offering by reason of such repayment. If Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation or Wells Fargo Securities, LLC receive more than 5% of the net proceeds of this offering by reason of such repayment they would be deemed to have a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulatory Authority. Therefore this offering will be conducted in accordance with Rule 5121. Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corporation, Morgan Keegan & Company, Inc., RBC Capital Markets Corporation and Wells Fargo Securities, LLC will not confirm sales to any account over which they exercise discretion without the specific written approval of the account holder.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares which are the subject of the offering contemplated by this document may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents.

•	Our Annual Report on Form 10-K for the year ended January 2, 2011, filed on March 18, 2011, as amended by Form 10-K/A filed on June 16, 2011;

•

Our Quarterly Reports on Form 10-Q for the quarter ended April 3, 2011 filed on May 13, 2011, for the quarter ended July 3, 2011 filed on August 12, 2011 and for the quarter ended October 2, 2011 filed on November 10, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on January 18, 2011, June 1, 2011, as amended by Form 8-K/A filed on October 13, 2011, June 3, 2011 and October 28, 2011;

•	The description of our common stock contained in Form 8-A, which we filed with the SEC on October 13, 2006; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” and not filed with the SEC) after the date of this prospectus supplement and before the termination of this offering.

You should only rely on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later will automatically supersede the information in this prospectus supplement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to E. V. Bonner, Jr., Executive Vice President, General Counsel and Secretary, Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, Texas 78415, Telephone No. (361) 884-2463.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Susser Holdings Corporation as of January 2, 2011 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years ended January 2, 2011, January 3, 2010 and December 28, 2008 appearing in Susser Holdings Corporation’s Annual Report on Form 10-K for the year ended January 2, 2011, as amended, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

$200,000,000

Susser Holdings Corporation

Common Stock

Debt Securities

Guarantees of Debt Securities

Susser Holdings, L.L.C.

Susser Finance Corporation

Debt Securities

Guarantees of Debt Securities

6,604,882 Shares of Common Stock Offered by the Selling Securityholders

We may offer and sell from time to time, up to $200,000,000 in one or more series:

•	Susser Holdings Corporation common stock, par value $0.01 per share

•	Debt securities of Susser Holdings Corporation

•	Debt securities co-issued by Susser Holdings, L.L.C. and Susser Finance Corporation

In addition, selling securityholders named in this prospectus may offer and sell up to an aggregate of 6,604,882 shares of common stock, from time to time, on terms described in the applicable prospectus supplement.

Debt securities offered and sold under this prospectus will be issued by either by Susser Holdings, L.L.C. and Susser Finance Corporation, as co-issuers, or by Susser Holdings Corporation. Guarantees of debt securities may be provided by any of our subsidiaries. Debt securities issued by Susser Holdings, L.L.C. and Susser Finance Corporation, as co-issuers, will be guaranteed by Susser Holdings Corporation. Debt securities may consist of debentures, notes, or other types of debt and may be convertible, exercisable or exchangeable for Susser Holdings Corporation common stock. We will determine, when we sell securities, the amounts and types of securities we will sell and the prices and other terms on which we will sell them.

We and/or the selling securityholders may sell securities on a continuous or delayed basis, to or through underwriters, dealers or agents or directly to purchasers. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide their names and any applicable fees, commissions or discounts. See “Plan of Distribution.”

Each time we or any selling securityholder offer to sell securities pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplements will contain more specific information about the offering and the securities being offered. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 2 of this prospectus and in the applicable prospectus supplement before investing in any securities.

Our common stock is listed on the Nasdaq Global Market under the symbol “SUSS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $200,000,000 and the selling securityholders named in this prospectus may sell up to 6,604,882 shares of common stock. This prospectus provides you with a general description of the securities we and/or selling securityholders may offer. Each time we or any selling securityholder offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything about us or this offering that is not contained or incorporated by reference in this prospectus. If given or made, any such other information or representation should not be relied upon as having been authorized by us. Neither we nor any selling securityholder is making an offer to sell the securities in any jurisdiction where an offer or sale is not permitted.

Under no circumstances should the delivery to you of this prospectus or any exchange or redemption made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, which we refer to as the Securities Act, that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus. You can obtain a copy of the registration statement, at prescribed times, from the SEC at the address listed below.

We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC’s website at http://www.sec.gov . General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.susser.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

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PROSPECTUS SUMMARY

The following summary does not contain all of the information that may be important to purchasers of our securities. Prospective purchasers of our securities should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in, or incorporated by reference into, this prospectus and any prospectus supplement. As used in this prospectus, unless the context requires otherwise, all references to “Susser,” “we,” “us,” and “our,” refer to Susser Holdings Corporation, our predecessors and our consolidated subsidiaries, including Susser Holdings L.L.C. and Susser Finance Corporation. We use a 52 or 53 week fiscal year, which ends on the Sunday closest to December 31. For example, references to “fiscal 2010” are to the 52 weeks ending January 2, 2011 and references to “fiscal 2009” are to the 53 weeks ending January 3, 2010.

Our Company

We are the largest non-refining operator of convenience stores in Texas based on store count and we believe we are the largest non-refining motor fuel distributor by gallons in Texas. Our operations include retail convenience stores and wholesale motor fuel distribution. We believe our unique retail/wholesale business model, scale, market position and foodservice and merchandising offerings, combined with our highly productive new store model, create a significant competitive advantage and position us for continued growth in sales and profitability.

Our retail segment operates approximately 535 convenience stores in Texas, New Mexico and Oklahoma under the Stripes® convenience store brand. Our convenience stores offer a varied selection of food, beverage, snacks, grocery and non-food items intended to appeal to the convenience needs of our customers. We also offer fresh food under our proprietary in-store restaurant brand, Laredo Taco Company®, which generates higher margins than most other products and drive the sale of high margin complementary items, such as hot and cold beverages and snacks. This proprietary restaurant operation features in-store kitchens preparing breakfast, lunch and dinner offerings targeted to the local population in the markets we serve. Additionally, we own and operate ATM and proprietary money order systems in most of our stores and also provide other services such as lottery, prepaid telephone cards and wireless services and car washes.

As a wholesale distributor of motor fuel, we purchase branded and unbranded motor fuel from refiners and distribute it to our retail convenience stores, contracted independent operators of convenience stores and to other end users. We believe we are among the largest distributors of Valero and Chevron branded motor fuel in the United States and we also distribute CITGO, Conoco, Phillips 66, Shamrock, ExxonMobil, Shell and Texaco branded motor fuels. We receive a fixed fee per gallon on approximately 80% of our third-party wholesale gallons sold, which reduces the overall variability of our financial results. We believe our wholesale business complements our retail business by enabling us to leverage combined motor fuel purchases on more attractive terms.

Corporate Information

Susser Holdings, L.L.C. was formed in Delaware in December 1997. Susser Finance Corporation, a Delaware corporation, was incorporated in December 2005. Susser Holdings Corporation, a Delaware corporation, was incorporated in May 2006. Our principal executive offices are located at 4525 Ayers Street, Corpus Christi, Texas 78415, and our telephone number is (361) 884-2463. Our website address is www.susser.com. Other than as described in “Where You Can Find More Information” above, the information on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement, and you should not consider it to be a part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves risks. Before you make a decision to buy our securities, you should read and carefully consider the risks and uncertainties and the risk factors set forth in our Annual Report on Form 10-K for the year ended January 2, 2011, as amended and our Quarterly Reports on Form 10-Q for the quarters ended April 3, 2011 and July 3, 2011 which are incorporated by reference in this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

FORWARD-LOOKING STATEMENTS

This prospectus, each prospectus supplement and the information incorporated by reference in this prospectus and each prospectus supplement contain historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance or our projected business results. These forward-looking statements generally can be identified by use of phrases such as “believe,” “plan,” “expect,” “anticipate,” “intend,” “forecast” or other similar words or phrases. Descriptions of our objectives, goals, targets, plans, strategies, costs, anticipated capital expenditures, expected cost savings and benefits are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including:

•	Competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors;

•	Volatility in crude oil and wholesale petroleum costs;

•	Wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking;

•	Intense competition and fragmentation in the wholesale motor fuel distribution industry;

•	The operation of our stores in close proximity to stores of our dealers;

•	Seasonal trends in the industries in which we operate;

•	Unfavorable weather conditions;

•	Cross-border risks associated with the concentration of our stores in markets bordering Mexico;

•	Inability to identify, acquire and integrate new stores;

•	Our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits;

•	Dangers inherent in storing and transporting motor fuel;

•	Pending or future consumer or other litigation;

•	Litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities;

•	Dependence on two principal suppliers for merchandise;

•	Dependence on two principal suppliers for motor fuel;

•	Dependence on suppliers for credit terms;

•	Dependence on senior management and the ability to attract qualified employees;

•	Acts of war and terrorism;

•	Risks relating to our substantial indebtedness;

•	Dependence on cash flow generation from our subsidiaries;

•	Risks relating to our restrictive covenants in our debt instruments;

•	Dependence on our information technology systems;

•	Changes in accounting standards, policies or estimates;

•	Impairment of goodwill or indefinite lived assets; and

•	Other unforeseen factors.

The list of factors that could affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The forward-looking statements included in this report are based on, and include, our estimates as of the date hereof. We anticipate that subsequent events and market developments will cause our estimates to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available in the future.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by us for general corporate purposes, which may include, among other things, capital expenditures, investments, and the repayment, redemption or refinancing of all or a portion of any indebtedness or other securities outstanding at a particular time. We may provide additional information on the use of the net proceeds from the sale of securities in an applicable prospectus supplement. We will not receive any of the proceeds from the sale of common stock covered by this prospectus that are sold by selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratios of earnings to fixed charges on a consolidated basis for the periods shown. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

Fiscal Year Ended
December 31, 2006	December 30, 2007	December 28, 2008	January 3, 2010	January 2, 2011	Six Months Ended July 3, 2011
—	1.37x	1.53x	1.07x	1.07x	2.36x

The ratio of earnings to fixed charges is computed by dividing fixed charges of Susser Holdings Corporation and its consolidated subsidiaries into earnings before income taxes, adjusting for minority interest in consolidated subsidiary, discontinued operations and cumulative effect of changes in accounting plus fixed charges and amortization of capitalized interest, less capitalized interest. Fixed charges include interest expense, which includes amortization of debt offering costs and capitalized interest. Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges by a deficiency of $4.4 million.

DESCRIPTION OF CAPITAL STOCK

General

The following summarizes the material provisions of our capital stock and important provisions of our certificate of incorporation and bylaws. This summary is qualified in its entirety by our certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

Susser Holdings Corporation’s authorized common stock consists of 125,000,000 shares, $0.01 par value per share. Each share of common stock entitles the holder to one vote on all matters presented to the stockholders for a vote. Because holders of common stock do not have cumulative voting rights, the holders of a majority of the shares of common stock can elect all of the members of the board of directors standing for election. The holders of common stock are entitled to receive dividends as may be declared by the board of directors. Subject to any prior rights of outstanding preferred stock, the common stock is entitled to receive pro rata all of the assets of Susser Holdings Corporation available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the common stock, and there are no preemptive rights associated with our common stock. All of the outstanding shares of our common stock are fully paid and not liable for further call or assessment.

Preferred Stock

Susser Holdings Corporation’s authorized preferred stock consists of 25,000,000 shares, $0.01 par value per share. Our board of directors is authorized under our certificate of incorporation to create and issue, from time to time in one or more classes or series, shares of preferred stock with such designations, powers, preferences, rights and restrictions, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices and liquidation preferences, which may be superior to those of the common stock, without further vote or action by the stockholders. We have no present plans to issue any shares of preferred stock.

Description of Certain Provisions in Our Certificate of Incorporation and Bylaws

Amendment of the Certificate of Incorporation. Under Delaware law, the power to adopt, amend or repeal the certificate of incorporation is conferred upon the stockholders. Our charter may be amended by an affirmative vote of a majority of the directors then in office and a majority of stockholders of all outstanding shares of our capital stock entitled to vote; however, amendments to certain provisions described below require an affirmative vote of not less than 66 2/3 % in voting power of all outstanding shares of our capital stock entitled to vote generally, voting together as a single class.

Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal the bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. In addition to our stockholders, our charter and bylaws grant our board the power to adopt, alter, amend and repeal our bylaws on the affirmative vote of a majority of the directors then in office.

Limitation of Liability of Officers and Directors. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws;

•	for unlawful payment of a dividend or unlawful stock purchase or stock redemption; and

•	for any transaction from which the director derived an improper personal benefit.

The effect of these provisions is to eliminate our rights and the rights of our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Amendments to these provisions in our certificate of incorporation require an affirmative vote of not less than 66  2/3 % in voting power of all outstanding shares of our capital stock entitled to vote generally, voting together as a single class.

Anti-takeover provisions. Our certificate of incorporation, our bylaws and Delaware law could prohibit a change of control that our stockholders may favor and could negatively affect our stock price. Our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt without further stockholder approval;

•	classify the board of directors into staggered three-year terms, which may lengthen the time required to gain control of our board of directors;

•	prohibit cumulative voting in the election of directors, which would otherwise allow holders of less than a majority of stock to elect some directors;

•	limit who may call special meetings;

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establish advance notice requirements that require any stockholder that wants to propose any matter that can be acted upon by stockholders at a stockholders’ meeting, including the nomination of candidates for election to the board of directors; and

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require super-majority (66 2/3%) voting to effect amendments to the board classification, board size and prohibition on cumulative voting provisions in our certificate of incorporation or bylaws described above.

Business Combination under Delaware Law. We are subject to Delaware’s anti-takeover law, which is Section 203 of the Delaware General Corporation Law. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in some business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law does not include interested stockholders prior to the time our common stock is listed for quotation on the NASDAQ Global Market. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law. This election would be effective 12 months after the adoption of the amendment and would not apply to any business combination between us and any person who became an interested stockholder on or prior to the adoption of the amendment.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “SUSS.”

Registrar and Transfer Agent.

The registrar and transfer agent for the common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEBT SECURITIES

The following summary describes the general terms that apply to the debt securities that may be issued under this prospectus. As used in this summary, references to “Susser” refer only to Susser Holdings Corporation and not to any of its subsidiaries and references to the “co-issuers” refer only to, collectively, Susser Holdings, L.L.C. and Susser Finance Corporation and not to any of their respective subsidiaries. The term “issuer” means either Susser or the co-issuers, depending on which registrant is offering the debt securities and the term “issuers” is a collective reference to Susser and the co-issuers.

The particular terms of any debt securities will be described more specifically in the prospectus supplement relating to such debt securities. The debt securities will either be senior debt securities or subordinated debt securities as indicated in the applicable prospectus supplement. The issuers may issue debt securities in one or more series. The debt securities of any series issued by Susser may have the benefit of guarantees by one or more of its subsidiaries. The debt securities of any series issued by the co-issuers will be unconditionally guaranteed by Susser and may also have the benefit of guarantees by one or more of Susser’s subsidiaries. We refer to Susser in its capacity as providing a guarantee to the co-issuers or any of Susser’s subsidiaries that provide a guarantee, as a “guarantor.” If a guarantor issues a guarantee, that guarantee will be the general and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligation of that guarantor. If so indicated in the applicable prospectus supplement, the issuers may issue debt securities that are secured by specified collateral or that have the benefit of one or more guarantees that are secured by specified collateral.

Unless otherwise expressly stated or the context otherwise requires, as used in this section, the term “guaranteed debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are guaranteed by one or more guarantors pursuant to the indenture; the term “secured debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, are secured by collateral; the term “unsecured debt securities” means any debt securities that are not secured debt securities; the term “subordinated debt securities” means any debt securities that, as described in the prospectus supplement relating thereto, will be subordinate and junior in right of payment to any unsubordinated indebtedness; the term “senior debt securities” means any debt securities that are not subordinated debt securities; and the term “debt securities” includes unsecured debt securities, secured debt securities, senior debt securities and subordinated debt securities.

Any debt securities issued by Susser will be issued under a “Susser indenture” which will be entered into by Susser and a trustee. Any debt securities issued by the co-issuers will be issued under a “co-issuer indenture” which will be entered into by the co-issuers, Susser in its capacity as guarantor and a trustee. Together the Susser indenture and the co-issuer indenture are referred to collectively herein as the “indentures.” The trustee shall be named in the applicable prospectus supplement. Prior to the initial issuance of a series of guaranteed debt securities that are to be guaranteed by a subsidiary that is not a party to the applicable indenture, the parties to that indenture and such subsidiary will enter into a supplemental indenture whereby such subsidiary will become a guarantor under the applicable indenture. Unless otherwise expressly stated in the applicable prospectus supplement, the issuers may issue both secured and unsecured debt securities and both senior and subordinated debt securities under the same indenture. Unless otherwise expressly stated or the context otherwise requires, references in this section to the “indenture” and the “trustee” refer to the applicable indenture pursuant to which any particular series of debt securities is issued and to the trustee under that indenture. A form of the indentures has been filed as an exhibit to the registration statement of which this prospectus is part. The terms of any series of debt securities and, if applicable, any guarantees of the debt securities of such series will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act of 1939.”

You should read the particular terms of the debt securities, which will be described in more detail in the prospectus supplement. You should also review the form of applicable indenture, the form of any applicable supplemental indenture and the form of certificate evidencing the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the form of indenture, the form of any supplemental indenture or the form of certificate for any debt securities, see “Where you can find more information” in this prospectus.

The following summary of the debt securities is not complete and may not contain all of the information you should consider. This description is subject to and qualified in its entirety by reference to the indenture, any supplemental indenture and the form of certificates evidencing the debt securities.

General

The indentures provide that the debt securities may be issued without limitation as to aggregate principal amount, in one or more series with the same or various maturities, at par, at a premium, or at a discount, in each case as established from time to time in or under the authority granted by a resolution of the applicable Board of Directors or as established in one or more supplemental indentures. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC. The prospectus supplement will set forth, to the extent required, the specific terms of the debt securities in respect of which the prospectus supplement is delivered, including, where applicable:

•	the title and specific designation of the debt securities, including whether they are senior debt securities or subordinated debt securities;

•	the terms of subordination, if applicable;

•	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

•	whether the debt securities are convertible or exchangeable, and if so, the terms of such conversion or exchange;

•	the date or dates on which the applicable issuer must pay principal of and premium, if any, on debt securities of the series, or the method or methods, if any, to be used to determine those dates;

•	the rate or rates at which the debt securities will bear interest or the manner in which interest will be determined, if any interest is payable;

•	the date or dates from which any interest will accrue, the date or dates on which interest must be paid and the record date for determining who is entitled to any interest payment;

•	the place or places where the debt securities must be paid and where any debt securities issued in registered form may be sent for transfer or exchange;

•	the terms and conditions on which the applicable issuer may, or may be required to, redeem the debt securities;

•	the terms and conditions of any sinking fund;

•	the denominations in which the debt securities of such series will be issued;

•	the amount paid if the maturity of the debt securities is accelerated, if other than the principal amount of such debt securities;

•	whether the debt securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	events of default or covenants (including relating to merger, consolidations and sales of assets) that apply to the debt securities;

•	whether the debt securities will be defeasible;

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if the debt securities of the series or, if applicable, any guarantees of those debt securities will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security, pledge or other agreements; and

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any other terms of the debt securities and any other deletions from or modifications or additions to the indenture in respect of the debt securities, including those relating to the subordination of any debt securities.

Debt securities may be issued as discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. If discount debt securities are issued, the applicable prospectus supplement will describe material U.S. federal income tax considerations and other material special considerations which apply to such debt securities.

Debt securities may be denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If they are, the applicable prospectus supplement will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units.

Exchange and/or Conversion Rights

An issuer may issue debt securities which can be converted into or exchanged for shares of Susser Holdings Corporation common stock. If they do, the applicable prospectus supplement will describe the terms of exchange or conversion relating to these debt securities.

Form of Security

Debt securities may be issued in the form of either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

The prospectus supplement applicable to a particular offering will specify whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having the applicable issuer or the trustee issue a new certificate to the new holder.

Global Securities

If the debt securities are issued in the form of one or more global securities, then the global securities will be registered in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of the issuers, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of , or a highly leveraged transaction. If the applicable issuer or guarantor offers any covenants or provisions of this type with respect to any debt securities covered by this prospectus, they will be described in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict the applicable issuer’s or guarantor’s business or operations, the pledging of assets or the incurrence of indebtedness. The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

The form of indenture contemplates that, if debt securities are issued pursuant to the indenture, the applicable issuer would agree that they would not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not the issuer is the surviving person); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the issuer, in one or more related transactions, to another person, unless:

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either: (x) the applicable issuer is the surviving person; or (y) the person formed by or surviving any such consolidation or merger (if other than the applicable issuer) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

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(2) the person formed by or surviving any such consolidation or merger (if other than the issuer) or the person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the issuer under all the debt securities and the indenture pursuant to a supplemental indenture and any other applicable agreement reasonably satisfactory to the trustee; and

•	(3) immediately after such transaction, no default or event of default exists.

Upon any such consolidation, merger or transfer in which the applicable issuer is not the continuing entity, the successor person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the applicable issuer and the issuer would be discharged from all obligations and covenants under the indenture and the debt securities.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to each series of debt securities:

•	default for 30 days in the payment when due of interest on any debt security of any such series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on any debt security of such series; and

•	certain events of bankruptcy, insolvency and reorganization of the applicable issuer.

The indenture provides that if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, all outstanding debt securities of such series will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of such series may declare all the debt securities of such series to be due and payable immediately.

Holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series by notice to the trustee may on behalf of the holders of all of the debt securities of such series waive an existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of the principal of, or premium, if any, or interest on, the debt securities of such series (including in connection with an offer to purchase); provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may rescind an acceleration and its consequences, including any related payment default that resulted in such acceleration.

In addition, if the acceleration occurs at any time when the applicable issuer has outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

A holder of debt securities of a series may pursue any remedy under the indenture, except to enforce the right to receive payment of principal, premium, if any, interest, if any, and additional amounts, if any, when due, only if:

•	the holder has previously given the trustee notice that an event of default is continuing;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the trustee to pursue the remedy;

•	the holder offers to the trustee security reasonably satisfactory to the trustee or indemnity against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•

holders of a majority in aggregate principal amount of the then outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

The applicable issuer will periodically deliver certificates to the trustee regarding its compliance with its obligations under the indenture.

Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities of a series when:

(i)	either:

(a)	all the debt securities of that series, theretofore authenticated and delivered (other than (A) debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid, and (B) debt securities of such series, for whose payment money has theretofore been deposited in trust or segregated and held in trust by the issuer and thereafter repaid to the issuer or discharged from such trust) have been delivered to the Trustee canceled or for cancellation; or

(b)	all such debt securities of that series, not theretofore delivered to the trustee canceled or for cancellation (A) have become due and payable, or (B) will, in accordance with their stated maturity, become due and payable within one year, or (C) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the issuer, and the issuer has irrevocably deposited or caused to be deposited with the trustee, as trust funds in trust for the purpose, an amount in money sufficient to pay and discharge the entire indebtedness on the debt securities of such series with respect to principal, premium, if any, and interest, if any, to the date of such deposit (in the case of debt securities of such series which have become due and payable), or to the stated maturity or redemption date, as the case may be;

(ii)	the issuer has paid or caused to be paid all other sums payable under the indenture by the issuer with respect to the debt securities of such series; and

(iii)	the issuer has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent in the indenture provided for relating to the satisfaction and discharge of the indenture with respect to the debt securities of such series have been complied with.

Regarding the Trustee

The trustee with respect to any series of debt securities will be identified in the prospectus supplement relating to the applicable debt securities. If the trustee becomes one of the applicable issuer’s creditors, it will be subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the applicable issuer. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of debt securities only after those holders have offered the trustee indemnity satisfactory to it.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

The debt securities of any series issued by Susser Holdings L.L.C. and Susser Finance Corporation will be guaranteed by Susser Holdings Corporation. Debt securities of any series issued by Susser Holdings Corporation or Susser Holdings, L.L.C. and Susser Finance Corporation may be guaranteed by one or more of our subsidiaries. However, the indenture will not require that any of our subsidiaries be a guarantor of any series of debt securities. As a result, the guarantors of any series of debt securities may differ from the guarantors of any other series of debt securities. If we issue a series of debt securities guaranteed by our subsidiaries, the identity of the specific subsidiary guarantors of the debt securities of that series will be identified in the applicable prospectus supplement.

Susser Holdings Corporation, Susser Holdings, L.L.C. and Susser Finance Corporation are each holding companies with no independent assets or operations. Any guarantees issued in respect of debt securities will be full and unconditional and joint and several. Any subsidiaries of Susser Holdings, L.L.C. and Susser Finance Corporation other than those named in the registration statement of which the prospectus forms a part are minor.

If we issue a series of debt securities, we will describe the particular terms of any guarantees of such series in a prospectus supplement relating to that series, which we will file with the SEC.

SELLING SECURITYHOLDERS

We are registering 6,604,882 shares of common stock to permit Wellspring Capital Partners III, L.P. or WCP III, and Stripes Holdings, L.P. or Stripes LP, which we otherwise collectively refer to as the selling securityholders, and their permitted assigns who or that receive their shares after the date of this prospectus, to resell the shares in the manner contemplated under “Plan of Distribution.”

The following table sets forth the number of shares of common stock owned by the selling securityholders prior to this offering, the number of shares of common stock to be offered for sale by the selling securityholders in this offering, the number of shares of common stock to be owned by the selling securityholders after completion of the offering and the percentage of common stock to be owned by the selling securityholders after completion of the offering. We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before October 10, 2011. Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if any and when necessary. The registration of these shares does not necessarily mean that the selling securityholders will sell all or any of the shares.

Selling Securityholders	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock to be Offered(2)(3)	Shares of Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Shares of Common Stock After the Offering
Wellspring Capital Partners III, L.P.(1)	3,124,816	3,124,816	0	*	%
Stripes Holdings, L.P.(1)	3,480,066	3,480,066	0	*	%

*	Less than 1%.
(1)	The address of each such person and/or entity is c/o Wellspring Capital Management LLC, Lever House, 390 Park Avenue, New York, NY 10022.

WCM GenPar III, L.P. (“WCM GenPar”) is the general partner of both WCP III and Stripes LP. WCM GenPar III GP, LLC (“Ultimate GP”) is the general partner of WCM GenPar. The following natural persons are members of Ultimate GP, and, as such, have indirect investment or voting power over the Common Stock held by WCP III and Stripes LP: Greg S. Feldman, William F. Dawson, Jr., Carl M. Stanton and David C. Mariano.

(2)	The beneficial ownership of our common stock by the selling securityholders set forth in the table is determined as of October 10, 2011 in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(3)	We do not know when or in what amounts the selling securityholders will offer shares for sale, if at all. The selling securityholders may sell any or all of the shares covered by this prospectus. Because the selling securityholders may offer all or some of the shares from time to time pursuant to this prospectus, we cannot estimate the number of shares that will be held by the selling securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares covered by this prospectus will be held by the selling securityholders.

Material Relationships with Selling Securityholders

WCP III and Stripes LP and their affiliates are some of our significant stockholders. William F. Dawson, Jr., one of our directors, is managing director of Wellspring Capital Management LLC, an affiliate of WCP III and Stripes LP.

PLAN OF DISTRIBUTION

General

We may sell the securities covered by this prospectus in any of the following ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	to investors directly in negotiated transactions or in competitively bid transactions.

We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

Each time we offer and sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us;

•	any options under which underwriters may purchase additional securities from us;

•	any underwriting discounts or commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed or traded.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Underwriters, dealers or any other third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any securities, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters or dealers. Generally, the underwriters’ or dealers’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters or dealers will be obligated to purchase all of the securities if they purchase any of the securities, unless otherwise specified in the prospectus supplement. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, naming the underwriter.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to such agent. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more marketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Agents, dealers and underwriters may be entitled to indemnification by us or selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us or the selling securityholders in the ordinary course of business.

We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, such third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

We may loan or pledge securities to third parties that in turn may sell the securities using this prospectus and the applicable prospectus supplement or, if we default in the case of a pledge, may offer and sell the securities from time to time using this prospectus and the applicable prospectus supplement. Such third parties may transfer their short positions to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus and the applicable prospectus supplement or otherwise.

Any underwriter may engage in any option to purchase additional securities, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. The option to purchase additional securities involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities option to purchase additional shares in the offering described above. The underwriters may close out any covered short position either by exercising their option to purchase additional securities or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market, as compared to the price at which they may purchase shares through the option to purchase additional securities. Naked short sales are short sales in excess of the option to purchase additional securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Similar to other purchase transactions, an underwriter’s purchase to cover syndicate short sales or to stabilize the market price of the securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in three business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than three scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date prior to the third business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than three scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

We may, from time to time, offer the securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us and which may directly affect the price or other terms at which such securities are sold.

The final offering price at which our securities would be sold and the allocation of securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement. If an offering is made using such bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

In compliance with the guidelines of the Financial Industry Regulatory Authority, which we refer to as FINRA, the aggregate maximum discount, commission, agency fees, or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement; however, we anticipate that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

No FINRA member may participate in any offering of securities made under this prospectus if such member has a conflict of interest under NASD Rule 2720, including if 5% or more of the net proceeds, not including underwriting compensation, of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA members, unless a qualified independent underwriter has participated in the offering or the offering otherwise complies with NASD Rule 2720.

We and the underwriters make no representation or prediction as to the effect that the types of transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus may also be used in connection with any issuance of common stock upon exercise of a warrant if such issuance is not exempt from the registration requirements of the Securities Act.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Sales by Selling Securityholders

Selling securityholders named in this prospectus may use this prospectus in connection with resales of up to 6,604,882 shares of our common stock. Selling securityholders may be deemed to be underwriters in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The selling securityholders will receive all the proceeds from the sale of the securities. We will not receive any proceeds from sales by selling securityholders.

LEGAL MATTERS

Unless we state otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Any underwriters or agents will be represented by their own legal counsel, who will be identified in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K, as amended, for the year ended January 2, 2011 and the effectiveness of our internal control over financial reporting as of January 2, 2011, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents.

•	Our Annual Report on Form 10-K for the year ended January 2, 2011, filed on March 18, 2011, as amended by Form 10-K/A filed on June 16, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarter ended April 3, 2011 filed on May 13, 2011 and for the quarter ended July 3, 2011 filed on August 12, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on January 18, 2011, June 1, 2011, as amended by Form 8-K/A filed on October 13, 2011 and June 3, 2011;

•	The description of our common stock contained in Form 8-A, which we filed with the SEC on October 13, 2006; and

•

Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (other than the portions of those made pursuant to Item 2.02 and Item 7.01 of Form 8-K or other information “furnished” to the SEC), including all filings filed after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus and before the termination of the offering to which this prospectus relates.

You should only rely on the information contained in this prospectus and the documents incorporated by reference. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later will automatically supersede the information in this prospectus. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to the office of the General Counsel and Secretary, Susser Holdings Corporation, 4525 Ayers Street, Corpus Christi, Texas 78415, Telephone No. (361) 884-2463.

3,500,000 Shares

Susser Holdings Corporation

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

BMO Capital Markets

Morgan Keegan

RBC Capital Markets

Wells Fargo Securities

Imperial Capital

Sidoti & Company, LLC

                    , 2011